Exhibit 99.1

For Immediate Release	CONTACTS:
Patrick Fitzgerald
Mylan Laboratories Inc.
724.514.1800

Kris King
Mylan Laboratories Inc.
724.514.1800
Mylan Reports Fourth Quarter & Fiscal 2007 Adjusted Diluted EPS of $0.47 & $1.65
Excluding any Contribution from Amlodipine
Fiscal 2007 Historic Year for Mylan with Global Expansion, Record Breaking
Financial Results and Landmark New Product Launches
PITTSBURGH, PA —May 24, 2007 — Mylan Laboratories Inc. (NYSE: MYL) today announced its financial results for the fourth quarter and fiscal year ended March 31, 2007. For the quarter, the Company reported adjusted earnings per diluted share of $0.47 which excludes both the impact of the Matrix acquisition which was completed during the quarter and any contribution from the Company’s launch of amlodipine besylate on March 23, 2007. Accounting rules require the Company to defer revenue recognition on fiscal 2007 amlodipine shipments. Consistent with the Company’s past practice and as a result of uncertainties concerning pricing and market conditions for this product, revenue will be deferred until it is sold by Mylan’s customers or until such time that the uncertainties are resolved. However, in order to provide some perspective, had these marketplace uncertainties not been present, the Company would have recognized up to $90 million of net revenues for the fourth quarter.
There have been multiple court and regulatory decisions related to Mylan’s current status as the only FDA approved ANDA for amlodipine besylate, but there still remains the potential for that status to change, which results in the uncertainty related to the pricing on the product that Mylan has shipped. As a result, substantially all of the revenue related to the significant launch quantities of amlodipine shipped by Mylan in fiscal 2007 will be recognized in fiscal 2008.
Robert J. Coury, Mylan’s Vice Chairman and Chief Executive Officer commented: “Fiscal 2007 was truly a historic year for Mylan on many fronts. Even with the deferral of the revenue related to substantially all of our fiscal 2007 amlodipine launch quantities into fiscal 2008, we once again exceeded the top end of the third upward revision to our fiscal 2007 guidance. This resulted in a 65% increase in our adjusted diluted earnings per share on a year over year basis demonstrating the continuation of the solid performance of our existing portfolio. At the same time we were generating these record breaking results we also achieved the first major step in our global expansion with the successful acquisition and integration of Matrix Laboratories. Most importantly, all of our success in fiscal 2007 positioned us to transform the global generic pharmaceutical industry with the acquisition of Merck Generics which will establish Mylan as a global generic and specialty pharmaceutical industry leader well positioned to deliver even greater long term growth which will substantially enhance shareholder value.”

On May 12, 2007, Mylan and Merck KGaA announced the signing of a definitive agreement under which Mylan will acquire Merck’s generics business (“Merck Generics”) for 4.9 billion euros ($6.7 billion) in an all-cash transaction. The transaction remains subject to regulatory review in relevant jurisdictions and certain other customary closing conditions, and is expected to close in the second half of calendar 2007.
On a GAAP basis for the fourth quarter, the Company reported a loss of $0.31 per share as a result of purchase accounting adjustments for the Matrix acquisition which included the write-off of $147.0 million of acquired in-process research and development, which is recorded without tax effect. Adjusted and GAAP diluted EPS for the fourth quarter of fiscal 2006 were both $0.27.
For the fiscal year ended March 31, 2007, the Company reported adjusted diluted EPS of $1.65 compared to adjusted diluted EPS of $1.00 in fiscal 2006. The Company’s adjusted guidance for 2007, which had been increased three times throughout the fiscal year, was $1.60 to $1.63. As previously mentioned, the Company’s adjusted guidance did not include any contribution from amlodipine. GAAP diluted EPS for the year was $0.99, which included significant one-time charges related to the acquisition of Matrix. In the prior year GAAP diluted EPS was $0.79.
Mylan’s total revenues for the fourth quarter of fiscal 2007 were $487.3 million, a quarterly record even before taking into account the $79.4 million of third party sales contributed by Matrix. The Company reported a net loss for the quarter of $71.3 million, again as a result of purchase accounting. For the fiscal year, total revenues were $1.61 billion, a 28% increase over the prior fiscal year. Net earnings for the current year were $217.3 million.
Mylan is providing adjusted earnings per diluted share, which is a non-GAAP measure, in order to enhance investors’ and other readers’ understanding and assessment of the Company’s financial performance. In addition to the impact of the Matrix transaction and the contribution to net earnings from the launch of amlodipine besylate fiscal 2007 adjusted guidance and adjusted earnings per diluted share exclude (1) the Company’s public offerings of common stock and senior convertible notes completed in March 2007, (2) expense related to stock-based compensation under Statement of Financial Accounting Standards (“SFAS”) No. 123(R), which was adopted by the Company on April 1, 2006, (3) a gain related to a foreign currency contract with respect to the Matrix transaction and (4) the net favorable settlement of certain litigation.
Adjusted earnings per diluted share for fiscal 2006 excludes: (1) certain research and development and marketing costs related to nebivolol that had been incurred until the out-licensing agreement relating to such product was signed, (2) costs, including restructuring costs, related to Mylan Bertek, the subsidiary that Mylan closed in the first quarter, and (3) a contingent legal liability related to previously-disclosed litigation in connection with the Company’s lorazepam and clorazepate products. The Company continues to believe that it has meritorious defenses with respect to the claims in the litigation and intends to continue to vigorously defend its position, including pursuing an appeal. A reconciliation of adjusted earnings per diluted share to GAAP earnings per diluted share for all periods appears below.

Financial Summary
Net revenues for the fourth quarter increased $167.9 million or 53% to $483.7 million from $315.8 million in the same prior year period. Products launched subsequent to April 1, 2006, contributed revenues of $42.8 million, primarily due to the launch of oxybutynin in the Company’s third quarter. Additionally, Mylan’s fentanyl transdermal system continues to be the only AB-rated generic alternative on the market and accounted for over 14% of fourth quarter net revenues while continuing to be a key growth driver for both net revenues and gross profit.
The Company completed its acquisition of a majority interest in Matrix Laboratories Limited on January 8, 2007, and began consolidating Matrix’s results of operations from that date. During the fourth quarter, Matrix contributed third party net revenues of $79.4 million. In line with the Company’s expectations, excluding certain non-cash charges related to the transaction (e.g. write-off of in-process research and development, amortization of intangible assets and inventory step-up) but including the impact of financing related to the acquisition, the impact of Matrix on the consolidated financial results was not significant.
Gross profit for the fourth quarter was $234.8 million, an increase of $74.1 million or 46% from the same prior year period, while gross margins decreased from 49.5% to 48.2%. This decrease was primarily due to purchase accounting adjustments recorded in the fourth quarter of approximately $16.6 million, which consisted of incremental amortization related to the intangible assets and the inventory step-up associated with the Matrix acquisition. Excluding such items, gross margins were 51.5%. The increase over the prior year was due to the contribution from fentanyl and oxybutynin.
The Company reported a loss from operations of $7.8 million for the three months ended March 31, 2007, a decrease of $99.6 million from the same prior year period. In addition to the purchase accounting items discussed above, included in the calculation of loss from operations for the fourth quarter was a $147.0 million one-time charge to write-off acquired in-process research and development, which is recorded without a tax effect. Excluding these amounts, earnings from operations would have been $155.8 million, an increase of $64.0 million from the prior year. This is the result of the increase in gross profit, partially offset by higher operating expenses.
Research and development (R&D) expenses increased $17.2 million and selling, general and administrative (SG&A) expenses increased $13.5 million in the fourth quarter. The majority of the increase in R&D and SG&A is due to the inclusion of Matrix. Additionally, stock-based compensation expense of $3.4 million contributed to the higher overall operating expenses.
Other income for the fourth quarter of fiscal 2007 was $10.4 million compared to $4.1 million in the same prior year period. Interest expense was $21.0 million, an increase of 79% from the prior year as a result of additional financing incurred with respect to the Matrix acquisition in January 2007 and the issuance of $600.0 million in convertible notes.
For the fiscal year ended March 31, 2007, total revenues increased by $354.7 million or 28% to $1.61 billion from $1.26 billion in fiscal 2006. This increase is a result of both favorable volume and relatively stable pricing as well as new products, which contributed revenues of approximately $108.7 million, primarily due to oxybutynin. As in the quarter, fentanyl was a significant contributor to both revenues and gross margin and accounted for over 17% of net revenues for the fiscal year. Included in total revenues were other revenues of $24.9 million, compared to $17.2 million in fiscal 2006.
Gross profit for fiscal 2007 increased $216.1million to $843.7 million from $627.6 million in fiscal 2006 while gross margins increased to 52.3% from 49.9%. Earnings from operations were $427.6 million for fiscal 2007, an increase of $140.2 million from the prior year. This increase is the result of higher gross profit and the positive impact of litigation settlements in the current year compared to the prior year. Also, the amount includes the impact of the in-process R&D write-off of $147.0 million in the fourth quarter.
In the current year, Mylan recorded a net gain of $50.1 million from the settlement of certain litigation. In the prior year a loss of $12.4 million was recorded with respect to a contingent legal liability. SG&A expense decreased by $9.8 million to $215.5 million primarily as a result of cost savings realized from the closure of Mylan Bertek in fiscal 2006. R&D expense was relatively consistent at $103.7 million.
Other income for fiscal 2007 was $50.2 million compared to $18.5 million in fiscal 2006. This increase was primarily the result of a $16.2 million net gain related to a foreign currency forward contract, additional income from equity-method investees, primarily Somerset, and increased interest income due to higher cash balances.
Interest expense was $52.3 million in fiscal 2007 compared to $31.3 million in fiscal 2006. The increase reflects both increased borrowings and the fact that debt was outstanding for all of fiscal 2007 as opposed to only a portion of fiscal 2006.
Adjusted Diluted EPS
Mylan is disclosing non-GAAP financial measures when providing financial results. The Company believes that an evaluation of its ongoing operations (and comparisons of its current operations with historical and future operations) would be difficult if the disclosure of its financial results were limited to financial measures prepared only in accordance with accounting principles generally accepted in the United States (GAAP). In addition to disclosing its financial results determined in accordance with GAAP, Mylan is disclosing non-GAAP results that exclude items such as those outlined below in order to enhance investors’ and other readers’ understanding and assessment of the Company’s financial performance. Also, management uses these measures internally for performance measurement, forecasting and budgeting. Investors and other readers are encouraged to review the reconciliation of adjusted diluted EPS to GAAP diluted EPS set forth below and should consider non-GAAP measures only as a supplement to, not as a substitute for or as a superior measure to, measures of financial performance prepared in accordance with GAAP.

Reconciliation of GAAP Diluted EPS to Adjusted Diluted EPS

	Three months ended	Three months ended	Twelve Months Ended	Twelve Months Ended
	March 31, 2007	March 31, 2006	March 31, 2007	March 31, 2006
GAAP diluted EPS	$(0.31)	$0.27	$0.99	$0.79
Amlodipine besylate	(0.01)	—	(0.01)	—
Matrix transaction	0.78	—	0.80	—
March debt and equity offerings			0.01	0.01
Stock-based compensation	0.01	—	0.06	—
Gain on foreign exchange contract	—	—	(0.05)	—
Mylan Bertek and nebivolol expenses	—	—	—	0.11
Restructuring charges	—	—	—	0.06
Litigation, net	(0.01)	—	(0.15)	0.04

Adjusted diluted EPS	$0.47	$0.27	$1.65	$1.00

Conference Call and Live Webcast
Mylan will host a conference call and live webcast in conjunction with the release of its fourth quarter and fiscal 2007 financial results on Thursday, May 24, 2007, at 10 a.m. ET. The dial-in number to access this call is (800) 263-8506 or (719) 457-2681 for international callers. A replay will be available at (888) 203-1112 or (719) 457-0820 for international callers, with access pass code 1014241. The replay will be available from approximately 1 p.m. ET on May 24, 2007, through 1 a.m. ET on May 31, 2007. To access the live webcast go to Mylan’s web site at http://www.mylan.com and click on the webcast icon at least 15 minutes before the call is to begin to register and download or install any necessary audio software. A replay of the webcast will be available on http://www.mylan.com until May 31, 2007.
Forward-Looking Statements
This press release includes statements that constitute “forward-looking statements”, including with regard to the Company’s future financial performance; the acquisition of Merck Generics; the future success of the Company’s global expansion and leadership position; anticipated product revenues and revenue recognition; and the expected future growth and performance of the Company. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: challenges and risks inherent in acquisitions and in achieving anticipated synergies; the effect of any changes in customer and supplier relationships and customer purchasing patterns; the Company’s ability to successfully develop, license or otherwise acquire and introduce new products on a timely basis in relation to competing product introductions; the Company’s ability, or a partner’s ability, to obtain required FDA approvals for new products on a timely basis; uncertainties regarding continued market acceptance of and demand for the Company’s products; the results or effects of FDA or other regulatory investigations, including the Company’s ability to continue to market and sell its products; the Company’s periodic dependence on a relatively small group of products as a significant source of its net revenues or net income; unexpected delays in the Company’s ability to submit applications to the FDA; risks inherent in legal proceedings; the effects of vigorous competition on commercial acceptance of the Company’s products and their pricing, including, without limitation, the impact of the entry of generic competition for fentanyl; the high cost and uncertainty associated with compliance with extensive regulation of the pharmaceutical industry; the possibility that the calculation and reporting of amounts owed in respect of Medicaid and other governmental programs could be challenged, and that sanctions or penalties could be assessed; the significant research and development expenditures the Company makes to develop products, the commercial success of which is uncertain; risks inherent in global expansion, including operational, integration, compliance and regional economic risks; the possible loss of business from the Company’s concentrated customer base; the risk that operating or financial restrictions imposed by the Company’s credit facility, indentures or any future indebtedness may prevent the Company from taking certain actions; the potential costs and product introduction delays that may result from use of legal, regulatory and legislative strategies by the Company’s competitors and other third parties, including the practice of “authorized generics” and the use of citizen’s petitions to delay or prevent product introductions; the Company’s dependence on third party suppliers and distributors for raw materials; the possible negative effects of any interruption of manufacturing of products at the Company’s principal facilities; the effects of consolidation of the Company’s customer base; uncertainties regarding patent, intellectual and other proprietary property protections; the expending of substantial resources associated with litigation involving patent or other intellectual property protection of products; possible reductions in reimbursement rates for pharmaceutical products; possible negative effects on product pricing of current or future legislative or regulatory programs, including state Medicaid programs; uncertainties regarding the Company’s performance under indemnification clauses in certain material agreements; inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements, and the providing of estimates of financial measures, in accordance with GAAP and related standards; prevailing market conditions; changes in economic and financial conditions of the Company’s business; and uncertainties and matters beyond the control of management. These cautionary statements should be considered in connection with any subsequent written or oral forward-looking statements that may be made by the Company or by persons acting on its behalf and in conjunction with its periodic SEC filings. In addition, please refer to the cautionary statements and risk factors in Item 1A of the Company’s Form 10-K for the year ended March 31, 2006, and in its other filings with the SEC. Further, uncertainties or other circumstances, or matters outside of the Company’s control between the date of this release and the date that its Form 10-K for fiscal 2007 is filed with the SEC could potentially result in adjustments to reported earnings. The Company undertakes no obligation to update statements herein for revisions or changes after the date of this release.
Mylan Laboratories Inc. is a leading pharmaceutical company with three principle subsidiaries, Mylan Pharmaceuticals Inc., Mylan Technologies Inc. and UDL Laboratories Inc., and a controlling interest in Matrix Laboratories Limited, India. Mylan develops, licenses, manufactures, markets and distributes an extensive line of generic and proprietary products. For more information about Mylan, visit http://www.mylan.com.

Mylan Laboratories Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings
(unaudited; in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	March 31, 2007	March 31, 2006	March 31, 2007	March 31, 2006
Net revenues	$483,700	$315,783	$1,586,947	$1,240,011
Other revenues	3,562	8,763	24,872	17,153

Total revenues	487,262	324,546	1,611,819	1,257,164

Cost of sales	252,414	163,792	768,151	629,548

Gross profit	234,848	160,754	843,668	627,616

Operating expenses:
Research and development	36,848	19,623	103,692	102,431
Acquired in-process research and development	147,000	—	147,000	—
Selling, general and administrative	62,754	49,320	215,538	225,380
Litigation settlements, net	(3,963)	10	(50,116)	12,417

Total operating expenses	242,639	68,953	416,114	340,228

Earnings from operations	(7,791)	91,801	427,554	287,388

Interest expense	20,985	11,722	52,276	31,285
Other income, net	10,449	4,082	50,234	18,502

Earnings before income taxes and minority interest	(18,327)	84,161	425,512	274,605
Provision for income taxes	52,750	26,512	208,017	90,063

Earnings before minority interest	(71,077)	57,649	217,495	184,542
Minority interest	211	—	211	—

Net earnings	$(71,288)	$57,649	$217,284	$184,542

Earnings per common share:
Basic	$(0.31)	$0.27	$1.01	$0.80

Diluted	$(0.31)	$0.27	$0.99	$0.79

Weighted average common shares:
Basic	227,158	209,717	215,096	229,389

Diluted	227,158	215,610	219,120	234,209

Mylan Laboratories Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(unaudited; in thousands)

	March 31, 2007	March 31, 2006
Assets:
Current assets:
Cash and cash equivalents	$1,252,365	$150,124
Marketable securities	174,207	368,003
Accounts receivable, net	350,294	242,193
Inventories	429,111	279,008
Other current assets	206,067	152,572

Total current assets	2,412,044	1,191,900
Non-current assets	1,841,823	678,626

Total assets	$4,253,867	$1,870,526

Liabilities
Current liabilities	$700,535	$265,250
Long-term debt	1,654,932	685,188
Other non-current liabilities	206,333	132,437

Total liabilities	2,561,800	1,082,875
Minority interest		43,207
Total shareholders’ equity	1,648,860	787,651

Total liabilities and shareholders’ equity	$4,253,867	$1,870,526